EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q2 2023 Financial and Operational Results

HOUSTON, TX--(August 7, 2023) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the second quarter ended June 30, 2023.
Second Quarter 2023 Highlights
–Revenue of $163.2 million, a 6% increase from $153.6 million in second quarter 2022
–Net income of $6.1 million, or $0.24 per fully diluted share, up from a net loss of $0.4 million, or $0.02 loss per share in second quarter of 2022
–Adjusted EBITDA1 of $21.9 million, a 22% increase from $18.0 million in second quarter 2022 driven by increases in activity and pricing across segments
–Returned $5.9 million of capital to shareholders through share repurchases representing 37% of free cash flow during the quarter.
–Ended the quarter with debt of $0.3 million, marking the achievement of the Company’s stated goal of net debt zero.
–Initiating a quarterly dividend of $0.05 per share of common stock, payable on September 8, 2023 to all stockholders of record as of August 18, 2023
Year to Date 2023 Highlights
–Revenue of $320.7 million, a 16% increase from $277.2 million in the prior year
–Net income of $12.3 million, a 302% increase from a net loss of $6.1 million in the prior year
–Adjusted EBITDA of $42.0 million, a 52% increase from $27.6 million in the prior year driven by increases in activity and pricing across segments
Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “We are pleased to report another quarter of strong financial performance. Despite facing commodity price and reduced activity headwinds during the second quarter affecting the pace of our planned growth for the year, our team's resilience and strategic focus enabled us to achieve a 6% increase in revenue and an impressive 22% increase in adjusted
1 “Adjusted EBITDA” and “Free Cash Flow” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at:
www.rangerenergy.com.

EXHIBIT 99.1
EBITDA compared to the same period last year. While natural gas basins have remained under pressure, our reputation for industry leading service quality has allowed us to successfully reposition assets into oilier basins and hold pricing steady. Although rig hours were generally flat through the first half of the year, we are encouraged by the opportunity to increase rig activity in the second half of the year and have recently seen stabilization in the wireline market.

“Most notably during the quarter, we achieved our goal of becoming net debt zero, having paid down over $56 million in debt in the past twelve months. This tremendous accomplishment highlights the effectiveness of our strategy and the superior cash flow conversion that results from our business model. During the second quarter, we repurchased approximately $6 million of Ranger stock, equivalent to 37% of our second quarter free cash flow, and will continue to actively repurchase our stock based on market conditions. I am also pleased to announce that Ranger’s Board of Directors has approved the payment of the Company’s first quarterly dividend of $0.05 per share of common stock to be paid out in the third quarter.
“Our continued strong operating and financial performance is a testament to our exceptional people and the differentiated value of our production cycle focus providing resiliency through cycle. We are encouraged as we look to the second half of the year by several customer discussions in flight that signal more revenue growth in the future, and we expect seasonal trends to drive increased activity in the third quarter. Taken together, we have confidence in our business model and our strong cash flow conversion, which we have demonstrated through our commitment to shareholder returns.”

STRATEGIC UPDATE
Ranger’s four pillar strategy for creating shareholder value are: maximizing cash flow, fortifying its balance sheet, growing through acquisition, and returning meaningful capital to shareholders. We made progress in each of these areas during the second quarter of 2023.
a.Maximizing Cash Flow: The Company’s focus on cash flow generation is underpinned by a capital efficient business model with strong operating leverage. The Company generated $16 million of free cash flow during the second quarter and has generated $28 million of free cash flow on a year to date basis yielding a free cash flow conversion rate of 67%. Initiatives are underway this year to improve market penetration and operating efficiency across all segments, along with efforts to diminish the impact of seasonality in our wireline business.
b.Fortifying the Balance Sheet: During the second quarter, the Company reduced debt by $15.5 million and ended the quarter essentially debt free. The Company believes that minimal debt provides the ability to maximize shareholder returns through opportunistic investment and capital returns to shareholders.
c.Exploring Growth Through Acquisition: Ranger has demonstrated a successful track record of making attractive asset acquisitions and consolidating businesses. During the second quarter, the Company saw an increase in inquiries and continued to evaluate opportunities. One such tuck-in opportunity was recently signed for $7.25 million of pump down assets and support equipment with payback of less than two years. Ranger is committed to pursuing a disciplined acquisition strategy rooted in maximizing long-term value.
d.Initiating Capital Return Framework: The Company previously announced a share repurchase and dividend framework that it believes provides the best overall value creation potential for

EXHIBIT 99.1
investors with a commitment to return at least 25% of annual cash flows. During the second quarter, the Company repurchased 508,700 shares of its Class A common stock at an average of $10.87 per share, representing 2% of shares outstanding. The Company intends to continue repurchasing shares in future quarters and is continuing to evaluate the best mechanism to do so. In addition, the Company will declare its first quarterly dividend of $0.05 per share to holders of record in the third quarter.

PERFORMANCE SUMMARY
For the second quarter of 2023, revenue was $163.2 million, an increase of 6% from $153.6 million in the prior year period. The increase in revenue compared to the prior year primarily reflects improvements across all lines of businesses. Year to date revenue was $320.7 million, an increase of 16% from $277.2 million in the prior year due to increasing operating activity and pricing improvements in select service lines.
Cost of services for the second quarter of 2023 was $136.3 million, or 84% of revenue, compared to $130.0 million, or 85% of revenue in the prior year period. The decrease in cost of services as a percentage of revenue was primarily attributable to operating leverage from incremental revenue, improved operating efficiency as well as pricing improvement offset by higher employee medical costs. On a year to date basis, cost of services totaled $267.2 million, which represented 83% of revenue as compared to $238.0 million, or 86% of revenue in 2022. Operating margins improved by 3% year over year due to strong operating leverage on incremental revenue as well as improving pricing. Offsetting these improvements, the Company experienced a $3.3 million year over year increase in employee medical costs across segments with per employee costs increasing by over 45% as compared to the prior year. The Company believes that the a significant portion of these increases are unusual in nature and should not be recurring.
General and administrative expenses were $7.3 million for the second quarter of 2023 compared to $11.2 million in the prior year period. The decrease in general and administrative expenses was primarily due to a decrease in acquisition and integration costs related to the Basic Asset Acquisition in the prior year period. General and administrative expenses year to date totaled $15.7 million. This compares to general and administrative expenses of $21.4 million in 2022.
Net income totaled $6.1 million for the second quarter of 2023 compared to a loss of $0.4 million for the second quarter of 2022. The increase in net income relative to the prior year period is primarily due to the increase in profit margins for both the High Specification Rigs and Wireline Services segments of our business. Net income, on a year to date basis, tripled year over year from a loss of $6.1 million in 2022 to a net income of $12.3 million year to date in 2023.
Fully diluted earnings per share was $0.24 for the second quarter of 2023 compared to a loss per share of $0.02 in the prior year period. Fully diluted earnings per share for year to date was $0.49 compared to a diluted loss per share of $0.29 in the prior year
Adjusted EBITDA of $21.9 million for the second quarter of 2023 increased $3.9 million when compared to the second quarter of 2022. The increase in Adjusted EBITDA was primarily the result of increased operating activity in certain service lines as well as improved pricing and operating efficiency, offset by significantly higher employee medical costs, some of which is expected to be non-recurring. Year to date Adjusted EBITDA was $42.0 million on a year to date basis in 2023, an increase of $14.4 million when compared to the prior year to date period.

EXHIBIT 99.1
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $77.6 million in the second quarter, an increase of $1.6 million, or 2% relative to the second quarter of 2022. Hourly rig rates were $687 per hour in the second quarter as compared to $632 per hour in the second quarter of 2022 reflecting an increase in pricing as well as reduced downtime and heightened efficiency from better rig scheduling and logistics management. Rig hours decreased to 113,200 rig hours in the second quarter compared to 119,900 rig hours in the second quarter of 2022. Segment revenue for year to date was $155.1, an increase of $14.20, or 10% relative to year to date 2022. Rig hours decreased by 3% from 232,400 for year to date 2022 to 225,700 for year to date 2023. Hourly rig rates increased by 14% from $606 per hour for the year to date 2022 to $688 per hour for year to date 2023.
Operating income was $11.5 million in the second quarter, an increase of $5.4 million, or 89% relative to $6.1 million in the second quarter of 2022. Adjusted EBITDA was $15.6 million in the second quarter, up from $14.2 million in the second quarter of 2022. Operating income was $23.4 million for year to date 2023, an increase of 9.6, or 70% relative to $13.8 million for year to date 2022. Adjusted EBITDA was $33.0 million for year to date 2023, up from $28.3 million in year to date 2022. The increase in operating income and Adjusted EBITDA was largely the result of improved pricing and rig efficiency.
Wireline Services
Wireline Services segment revenue was $54.5 million, up $5.0 million, or 10% in the second quarter, from $49.5 million in the second quarter of 2022. The increase in revenue reflects an increase in operating activity in certain operating geographies as well as improved pricing on a year over year basis. Year to date segment revenue was $104.4 million, up $16.3 million or 19% year to date 2023 compared to $88.1 million for the comparable period in 2022. Completed stage counts decreased by 10% from 15,400 for the 2022 year to date period, compared to 13,800 for the year to date 2023 period. The increase in revenue and decrease in stage count is indicative of improvements made in pricing levels and pricing terms with customers.
Operating income was $2.8 million, up $1.3 million, or 87% in the second quarter, from $1.5 million in the second quarter of 2022. Adjusted EBITDA was $5.7 million in the second quarter, up from $4.3 million in the prior year period. Operating income was $4.6 million, up $7.6 million, or 253% for year to date 2023, from an operating loss of $3.0 million for year to date 2022. Adjusted EBITDA was $9.9 million for year to date 2023, up from $2.5 million for year to date 2022. Improved profitability in this segment is driven by both an increase in stage count pricing on a year over year basis as well as a series of cost savings initiatives that were put into place.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $31.1 million in the second quarter, up $3.0 million, or 11% from $28.1 million in the second quarter of 2022. Segment revenue was $61.2 million for year to date 2023, up $13.0 million, or 27% from $48.2 million for year to date 2022. The increase in revenue was attributable to the increase in operational activity across all lines of business including coil tubing, processing solutions, rentals and fishing, and plug and abandonment services.
Operating income was $4.2 million in the second quarter, down from $5.1 million in the prior year period. Adjusted EBITDA was $5.6 million in the second quarter, compared to $5.1 million in the second quarter of 2021. Operating income was $7.6 million for year to date 2023, up from $6.4 million in the prior year

EXHIBIT 99.1
period. Adjusted EBITDA was $10.6 million for year to date 2023, compared to $8.4 million in the prior year period. This segment has seen profitability improvement year over year due to increased activity levels across the various service lines.
BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of June 30, 2023, the Company had $69.1 million of liquidity, consisting of $62.7 million of capacity on its revolving credit facility and $6.4 million of cash on hand. This compares favorably to the prior year period end of June 30, 2022 when the Company had $28.3 million of liquidity, consisting of $23.2 million of capacity on its revolving credit facility and $5.1 million of cash on hand.
The Company had total debt of $0.3 million compared to total debt of $18.4 million at December 31, 2022, a reduction of 98%.
Year to date Cash from Operating Activities was $40.9 million, compared to $7.8 million over the same period in 2022. The Company’s free cash flow(1) improved significantly to $28.0 million on a year to date basis compared to free cash flow(1) of $2.1 million in the prior year. On a year to date basis, the Company had capital expenditures of $12.9 million with proceeds from asset sales of $4.7 million.
FINANCIAL GUIDANCE
Based on the most recent forecasts, the Company believes that its Adjusted EBITDA and Free Cash Flow guidance, remain achievable at the lower end of the published ranges. Guidance ranges have been narrowed and adjusted accordingly. The third quarter is anticipated to be similar to the prior year and the fourth quarter is anticipated to be improved from the prior year barring any extreme weather events. The Company continues to expect full-year 2023 free cash flow conversion to be approximately 60%. A summary of Company guidance follows representing current views which are subject to change.

($ in Millions)	FY 2022 Actual	FY 2023 Forecast	Updated FY 2023 Forecast
Revenue	$608.5	$685 - $715	$660 - $680
Adjusted EBITDA	$79.5	$95 - $105	$92 - $97
Free Cash Flow	$30.7	$55 - $70	$55 - $65
Capital Expenditures and Leases	$19.1	$25 - $35	$25 - $35

Conference Call
The Company will host a conference call to discuss its results from the second quarter of 2023 on Tuesday, August 8, 2023, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. The replay will also be available in the Investor Resources

EXHIBIT 99.1
section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:
Melissa Cougle
Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
High specification rigs	$77.6	$76.0	$155.1	$140.9
Wireline services	54.5	49.5	104.4	88.1
Processing solutions and ancillary services	31.1	28.1	61.2	48.2
Total revenue	163.2	153.6	320.7	277.2

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	62.0	61.8	122.1	112.6
Wireline services	48.8	45.2	94.5	85.6
Processing solutions and ancillary services	25.5	23.0	50.6	39.8
Total cost of services	136.3	130.0	267.2	238.0
General and administrative	7.3	11.2	15.7	21.4
Depreciation and amortization	8.7	11.4	18.7	23.0
Impairment of fixed assets	—	1.1	—	1.1
(Gain) loss on sale of assets	(0.5)	2.1	(1.5)	1.1
Total operating expenses	151.8	155.8	300.1	284.6

Operating income (loss)	11.4	(2.2)	20.6	(7.4)

Other (income) expenses
Interest expense, net	0.9	1.8	2.1	3.9
Loss on debt retirement	2.4	—	2.4	—
Gain on bargain purchase, net of tax	—	(2.8)	—	(2.8)
Total other (income) expenses, net	3.3	(1.0)	4.5	1.1

Income (loss) before income tax expense (benefit)	8.1	(1.2)	16.1	(8.5)
Income tax expense (benefit)	2.0	(0.8)	3.8	(2.4)
Net income (loss)	6.1	(0.4)	12.3	(6.1)

Income (loss) per common share:
Basic	$0.25	$(0.02)	$0.49	$(0.29)
Diluted	$0.24	$(0.02)	$0.49	$(0.29)
Weighted average common shares outstanding
Basic	24,840,569	23,581,466	24,890,178	21,041,300
Diluted	25,188,123	23,581,466	25,249,026	21,041,300

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2023	December 31, 2022
Assets
Cash and cash equivalents	$6.4	$3.7
Accounts receivable, net	74.9	91.2
Contract assets	31.1	26.9
Inventory	7.5	5.9
Prepaid expenses	7.2	9.2
Assets held for sale	1.0	3.2
Total current assets	128.1	140.1

Property and equipment, net	218.8	221.6
Intangible assets, net	6.7	7.1
Operating leases, right-of-use assets	10.0	11.2
Other assets	1.2	1.6
Total assets	$364.8	$381.6

Liabilities and Stockholders' Equity
Accounts payable	22.0	24.3
Accrued expenses	31.1	36.1
Other financing liability, current portion	0.6	0.7
Long-term debt, current portion	0.3	6.8
Other current liabilities	6.3	6.6
Total current liabilities	60.3	74.5

Operating leases, right-of-use obligations	8.4	9.6
Other financing liability	11.3	11.6
Long-term debt, net	—	11.6
Other long-term liabilities	10.8	8.1
Total liabilities	$90.8	$115.4

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2023 and December 31, 2022	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 25,689,807 shares issued and 24,589,879 shares outstanding as of June 30, 2023; 25,446,292 shares issued and 24,894,464 shares outstanding as of December 31, 2022	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of June 30, 2023 and December 31, 2022	—	—
Less: Class A Common Stock held in treasury at cost; 1,099,928 treasury shares as of June 30, 2023 and 551,828 treasury shares as of December 31, 2022	(9.7)	(3.8)
Retained earnings	19.5	7.1
Additional paid-in capital	263.9	262.6
Total controlling stockholders' equity	274.0	266.2
Total liabilities and stockholders' equity	$364.8	$381.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities
Net income (loss)	$12.3	$(6.1)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18.7	23.0
Equity based compensation	2.4	1.7
(Gain) loss on disposal of property and equipment	(1.5)	1.1
Impairment of fixed assets	—	1.1
Gain on bargain purchase, net of tax	—	(2.8)
Deferred income tax expense	3.8	—
Loss on debt retirement	2.4	—
Other expense, net	0.9	0.6
Changes in operating assets and liabilities
Accounts receivable	15.8	(3.7)
Contract assets	(4.2)	(14.5)
Inventory	(1.8)	(1.7)
Prepaid expenses and other current assets	2.0	5.0
Other assets	0.9	(1.2)
Accounts payable	(2.3)	6.2
Accrued expenses	(7.2)	—
Other current liabilities	(0.1)	(0.2)
Other long-term liabilities	(1.2)	(0.7)
Net cash provided by operating activities	40.9	7.8

Cash Flows from Investing Activities
Purchase of property and equipment	(12.9)	(5.7)
Proceeds from disposal of property and equipment	4.7	13.9
Net cash provided by (used in) investing activities	(8.2)	8.2

Cash Flows from Financing Activities
Borrowings under Credit Facility	298.6	283.3
Principal payments on Credit Facility	(301.1)	(276.4)
Principal payments on Eclipse M&E Term Loan	(10.4)	(0.8)
Principal payments under Eclipse Term Loan B	—	(9.4)
Principal payments on Secured Promissory Note	(6.2)	(2.7)
Principal payments on financing lease obligations	(2.7)	(2.3)
Principal payments on other financing liabilities	(0.5)	(1.8)
Shares withheld on equity transactions	(0.9)	(1.2)
Payments on Installment Purchases	(0.2)	(0.2)
Repurchase of Class A Common Stock	(5.9)	—
Deferred financing costs on Wells Fargo	(0.7)	—
Net cash used in financing activities	(30.0)	(11.5)

Increase in cash and cash equivalents	2.7	4.5
Cash and cash equivalents, Beginning of Period	3.7	0.6
Cash and cash equivalents, End of Period	$6.4	$5.1

Supplemental Cash Flow Information
Interest paid	$0.6	$0.6
Supplemental Disclosure of Non-cash Investing and Financing Activities
Additions to fixed assets through installment purchases and financing leases	$(3.4)	$(2.0)
Additions to fixed assets through asset trades	$(1.1)	$—

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1
The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2023
Net income (loss)	$11.5	$2.8	$4.2	$(12.4)	$6.1
Interest expense, net	—	—	—	0.9	0.9
Income tax expense	—	—	—	2.0	2.0
Depreciation and amortization	4.1	2.9	1.4	0.3	8.7
EBITDA	15.6	5.7	5.6	(9.2)	17.7
Equity based compensation	—	—	—	1.2	1.2
Loss on retirement of debt	—	—	—	2.4	2.4
Gain on disposal of property and equipment	—	—	—	(0.5)	(0.5)
Severance and reorganization costs	—	—	—	0.2	0.2
Acquisition related costs	—	—	—	0.9	0.9
Adjusted EBITDA	$15.6	$5.7	$5.6	$(5.0)	$21.9

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2022
Net income (loss)	$6.1	$1.5	$5.1	$(13.1)	$(0.4)
Interest expense, net	—	—	—	1.8	1.8
Income tax benefit	—	—	—	(0.8)	(0.8)
Depreciation and amortization	8.1	2.8	—	0.5	11.4
EBITDA	14.2	4.3	5.1	(11.6)	12.0
Impairment of fixed assets	—	—	—	1.1	1.1
Equity based compensation	—	—	—	0.9	0.9
Gain on disposal of property and equipment	—	—	—	2.1	2.1
Bargain purchase gain, net of tax	—	—	—	(2.8)	(2.8)
Severance and reorganization costs	—	—	—	0.5	0.5
Acquisition related costs	—	—	—	3.3	3.3
Legal fees and settlements	—	—	—	0.9	0.9
Adjusted EBITDA	$14.2	$4.3	$5.1	$(5.6)	$18.0

EXHIBIT 99.1

		High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	TA	Six Months Ended June 30, 2023
Net income (loss)		$23.4	$4.6	$7.6	$(23.3)	$12.3
Interest expense, net		—	—	—	2.1	2.1
Income tax expense		—	—	—	3.8	3.8
Depreciation and amortization		9.6	5.3	3.0	0.8	18.7
EBITDA		33.0	9.9	10.6	(16.6)	36.9
Equity based compensation		—	—	—	2.3	2.3
Loss on retirement of debt		—	—	—	2.4	2.4
Gain on disposal of property and equipment		—	—	—	(1.5)	(1.5)
Severance and reorganization costs		—	—	—	0.4	0.4
Acquisition related costs		—	—	—	1.5	1.5
Adjusted EBITDA		$33.0	$9.9	$10.6	$(11.5)	$42.0

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Six Months Ended June 30, 2022
Net income (loss)	$13.8	$(3.0)	$6.4	$(23.3)	$(6.1)
Interest expense, net	—	—	—	3.9	3.9
Income tax benefit	—	—	—	(2.4)	(2.4)
Depreciation and amortization	14.5	5.5	2.0	1.0	23.0
EBITDA	28.3	2.5	8.4	(20.8)	18.4
Impairment of fixed assets	—	—	—	1.1	1.1
Equity based compensation	—	—	—	1.7	1.7
Loss on disposal of property and equipment	—	—	—	1.1	1.1
Bargain purchase gain, net of tax	—	—	—	(2.8)	(2.8)
Severance and reorganization costs	—	—	—	0.5	0.5
Acquisition related costs	—	—	—	6.5	6.5
Legal fees and settlements	—	—	—	1.1	1.1
Adjusted EBITDA	$28.3	$2.5	$8.4	$(11.6)	$27.6

EXHIBIT 99.1
Free Cash Flow
We believe free cash flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the six months ended June 30, 2023 and 2022, in millions:

	Six Months Ended
	June 30, 2023	June 30, 2022
Net cash provided by operating activities	$40.9	$7.8
Purchase of property and equipment	(12.9)	(5.7)
Free cash Flow	$28.0	$2.1

EBITDA	$42.0	$27.6
Free cash flow conversion - Free cash flow as a percentage of EBITDA	67%	8%